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                                                    Contact: Brock Hill
                                                         (626) 535-1932



                       COAST LITIGATION TRUST ANNOUNCES
          APPELLATE ORDER DENYING PETITION FOR INTERLOCUTORY APPEAL

          PASADENA, California, April 17, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), by order dated April 16, 2001, the United States Court of Appeals for the Federal Circuit (the "Court of Appeals") denied Coast Federal's petition for interlocutory appeal (the "Appeal") of Claims Court Judge Hewitt's December 28, 2000, decision granting partial summary judgement to the government as to the duration of Coast Federal's capital credit. As a result of the Court of Appeals denial of the Appeal, the Litigation will return to the Claims Court and will proceed to trial on the issue of damages in accordance with the further determinations of Judge Hewitt.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998. The certificates trade on The NASDAQ National Market under the symbol CCPRZ.##